EXHIBIT 10.3

                             STIMSONITE CORPORATION
                               EXECUTIVE OFFICERS
                        1997 INCENTIVE COMPENSATION PLAN


SUBJECT:

Incentive Compensation Plan for the Executive Officers of the Company for the time period of January 1, 1997 through December 31, 1997.

PURPOSE:

To institute a compensation package providing a monetary incentive to meet and exceed predetermined financial goals and personal objectives. Nothing herein is meant to guarantee or should be construed as guaranteeing employment for a specific term or the payment of any bonus (hereunder or otherwise).

INCENTIVE COMPENSATION:

Each Executive Officer will be eligible for an annual incentive bonus ("Target Bonus") equal to a set percentage of the Executive Officer's 1997 year ending base salary ("Base Salary"). The Target Bonus has two components: (i) Financial Objective Target Bonus; plus (ii) Personal Objective Target Bonus. The criteria for earning the Financial Objective Target Bonus and the Personal Objective Target Bonus are customized for each Executive Officer and approved by the Compensation Committee of the Company's Board of Directors. Refer to Schedule A for details of the Target Bonus components for each Executive Officer and the calculation thereof.

Financial Objectives - A Financial Objective Target Bonus is based on the financial performance of the Company and/or certain product lines. It will comprise 60% to 90% of the Target Bonus, depending on the individual. Calculation of the actual payout requires a comparison of actual income against pre-established Income targets for the Company on a consolidated basis and/or income targets for various product lines (so called "Earnings Targets"). Depending on the level of actual income of the Company and/or certain product lines, certain "points" will be earned by the Executive Officer. The points will be used in a formula, defined below, to compute the bonus payout. If the actual income is equal to the related Earnings Target, then the Executive Officer would earn 100 points. If the actual income is less than or more than the Earnings Target, then the Executive Officer would earn less than or more than 100 points, as the case may be. No points will be earned unless the actual level of income is equal to or more than 85% of the relevant Earnings Target. The maximum award is 200 points.

The award under the financial objective portion of the program can exceed the Financial Objective Target Bonus In the event that the Company or a product line achieves earnings in excess of the Earnings Target. The maximum points are awarded if relevant earnings are at the defined maximum achievement level. The maximum achievement level can be earned if the Company or a product line achieves a level of earnings from 110% to 200% of the related Earnings Target. Upon reaching the maximum achievement level, the Executive Officer receives 200 points.

Personal Performance Objectives - Personal Objectives should be measurable goals jointly developed by the participant and his or her immediate supervisor and then approved by the Compensation Committee of the Company's Board of Directors. A Personal Objective Target Bonus will equal 10% to 40% of the Target Bonus, depending upon the individual. The Personal Objective Target Bonus is calculated based on the percentage of completion of each assigned objective. Up to 100 points can be earned for full achievement of all personal objectives.

No Personal Objective Target Bonus will be paid to any Executive Officer unless the Company's consolidated earnings are at least 85% of the defined Earnings Target. Additionally, no Personal Objective Target Bonus will be made to any Executive Officer if the expense level within the functional areas over which the Executive Officer has defined responsibilities exceeds the budgeted expense level.

EFFECTIVE DATES:

This plan will be in effect during the 1997 fiscal year subject to the Company's right to terminate or amend the plan upon thirty (30) days' written notice. Participants who resign from or are terminated from the Company during the plan year or prior to the payout date will not receive an award. The payout date will occur when audited year end statements are available, usually within 60 days of the end of the fiscal year.

BENEFITS:

Life insurance, long-term disability, the savings and investment plan, and the capital accumulation plan benefits will be based on the participant's Base Salary only.

RESOLUTION OF DISPUTES:

In the event of any dispute as to the interpretation or application of the provisions of this agreement, the decision of the Compensation Committee of the Company's Board of Directors shall be final and binding on all parties.

COMPLETE AGREEMENT:

This agreement amends, supersedes and entirely replaces all previous agreements and understandings, oral or written, with respect to incentive compensation payments and shall constitute the exclusive basis upon which such payments shall be made during the period in which this agreement remains in effect.

                                                                     Schedule A
TARGET BONUS INFORMATION
------------------------


                                                    Target           Composition of Target Bonus
Executive Officer          Title                    Bonus*         Financial     Personal Objectives
-----------------          -----                    ------         ---------     -------------------

Robert E. Stutz            President                  50%             90%               10%


Robert M. Pricone          VP - Engineering           50%             70%               30%


Michael A. Cherwin         VP-Human Resources         35%             60%               40%


Clifford S. Deremo         VP-Sales and Marketing     35%             60%               40%


Walter B. Finley           VP- Atlanta Operations     35%             60%               40%


Charles L. Hulsey          VP-Operations              35%             60%               40%


Thomas C. Ratchford        VP-Finance                 35%             60%               40%


* expressed as a percentage of base salary

                                 Payment Formula

            Total Incentive Compensation Payment equals A + B where:


A = Financial Objective Target Bonus, under which payment is calculated as:

      (Points achieved / 100) x [60% to 90%, depending on the individual]
                                x (Target Bonus)

                                       AND

B = Personal Objective Target Bonus, under which payment is calculated as:

      (Points achieved / 100) x [10% to 40%, depending on the individual]
                                x (Target Bonus)